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                                                                    EXHIBIT 23.5

                                     CONSENT

         We consent to the use of our name under the headings "Background of the Merger" and "Reasons for the Merger" in the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 of Community Bank System, Inc. relating to the merger of Community Bank, N.A. and The Citizens National Bank of Malone. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

                                     /s/ CROWE, CHIZEK AND COMPANY LLP

Indianapolis, Indiana
October 20, 2000